Exhibit 99.1

Towerstream to Add 70 New On-Net Buildings in Q3

MIDDLETOWN, RI, September 22, 2016 – Towerstream Corporation (NASDAQ: TWER) (the “Company”), a leading Fixed-Wireless Fiber Alternative company, provided guidance for the quarter ending September 30, 2016.

●	Towerstream is on track to add 70 buildings to its On-Net footprint in Q3. This is a 70% increase over new building additions in Q2 and brings total On-Net buildings to 335 at the end Q3.

●	This brings the total number of businesses in the Company’s On-Net buildings to over 10,000, up 30% from 7,700 at close of Q2.

●	The current On-Net building average monthly revenue is $1,102 and the current On-Net building penetration rate is 6%.

Management Comments

“There is a direct relationship in sales growth to the number of buildings On-Net,” stated Philip Urso, Interim Chief Executive Officer.

“Fixed-Wireless technology inherently provides a competitive advantage,” stated Arthur Giftakis, Chief Operating Officer. “The speed we can add buildings at our low cost gives us an unfair advantage over fiber and cable.”

About Towerstream Corporation

Towerstream Corporation (NASDAQ:TWER) is a leading Fixed-Wireless Fiber Alternative company delivering high-speed Internet access to businesses. The Company offers broadband services in 12 urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area.

Safe Harbor

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:

Terry McGovern

Vision Advisors

415-902-3001

mcgovern@visionadvisors.net